Exhibit 15.2

Our ref	VSL/715660-000001/16368950v1
Direct tel	+852 3690 7513
Email	vivian.lee@maples.com

BeyondSpring Inc.
28 Liberty Street, 39th Floor
New York, New York 10005

April 30, 2021

Dear Sirs

BeyondSpring Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to BeyondSpring Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-214610) that was filed on 13 March 2017, pertaining to the Company’s 2017 Omnibus Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP